EXHIBIT 10.4

ONE BROADWAY

CAMBRIDGE. MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	As of July 8, 2011

Tenant:	Zafgen, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	1 Cambridge Center, Suite 702, Cambridge, Massachusetts 02142

Landlord:	MIT One Broadway LLC, a Massachusetts limited liability company

Building:	One Broadway, Cambridge, Massachusetts. The Building consists of approximately 312,704 rentable square feet. The land on which the Building is located is more particularly described in Exhibit 2 attached hereto and made a part hereof.

Premises:	Approximately 3,097 rentable square feet of space on the eighth (8th) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Term Commencement Date:	The date that Landlord’s Work is Substantially Complete (as defined in Section 3.2).

Target Delivery Date:	July 28, 2011

Expiration Date:	Two (2) years after the Term Commencement Date

Extension Term(s):	Subject to Section 1.2 below, one (1) extension term of two (2) years

Landlord’s Contribution:	None

Permitted Uses:	General office use

Base Rent:	Lease Year*	Annual Base Rent	Monthly Payment	PSF
	1	$126,977.00	$10,581.42	$41.00
	2	$130,074.00	$10,839.50	$42.00

*  For the purposes of this Lease, the first “Lease Year” shall be defined as the twelve-(12)-month period commencing as of the Term Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Term Commencement Date occurs; provided, however, that if the Term Commencement Date occurs on the first of a calendar month, then the first Lease Year shall expire on the day immediately preceding the fist (1st) anniversary of the Term Commencement Date. Thereafter, “Lease Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

1

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Building Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Building Share is ..99%.

Tenant’s Property Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the buildings (including the Building) located on the Property (hereinafter defined). As of the Execution Date, Tenant’s Property Share is .99%.

Operating Costs Base Year:	Fiscal Year 2012 (i.e., July 1, 2011 – June 30, 2012)

Tax Base Year: Security Deposit:	Fiscal Year 2012 (i.e., July 1, 2011 – June 30, 2012) $31,744.26

EXHIBIT 1	LEASE PLAN
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	PLAN OF LANDLORD’S WORK
EXHIBIT 4	INTENTIONALLY OMITTED
EXHIBIT 5	ALTERATIONS CHECKLIST
EXHIBIT 6	LANDLORD’S SERVICES
EXHIBIT 7	RULES AND REGULATIONS

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	No Recording	2
	1.4	Appurtenant Rights	3
	1.5	Tenant’s Access	3
	1.6	Exclusions	4

2.	RIGHTS RESERVED TO LANDLORD		4

	2.1	Additions and Alterations	4
	2.2	Additions to the Property	4
	2.3	Name and Address of Building	4
	2.4	Landlord’s Access	4
	2.5	Pipes, Ducts and Conduits	5
	2.6	Minimize Interference	5

3.	CONDITION OF PREMISES; CONSTRUCTION		5

	3.1	Condition of Premises	5
	3.2	Landlord’s Work	5
	3.3	Punchlist Items	6
	3.4	Tenant’s Work	6

4.	USE OF PREMISES		6

	4.1	Permitted Uses	6
	4.2	Prohibited Uses	7

5.	RENT; ADDITIONAL RENT		7

	5.1	Base Rent	7
	5.2	Operating Costs	8
	5.3	Taxes	11
	5.4	Late Payments	12
	5.5	No Offset; Independent Covenants; Waiver	13
	5.6	Survival	13

6.	SECURITY DEPOSIT/ LETTER OF CREDIT		14

	6.1	Amount	14
	6.2	Application of Proceeds of Letter of Credit	14
	6.3	Transfer of Letter of Credit	14
	6.4	Credit of Issuer of Letter of Credit	15
	6.5	Security Deposit	15
	6.6	Return of Security Deposit or Letter of Credit	15

7.	SECURITY INTEREST IN TENANT’S PROPERTY		15

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8.	UTILITIES, HVAC; WASTE REMOVAL		16

	8.1	Electricity	16
	8.2	Water	16
	8.3	Heat, Ventilating and Air Conditioning	16
	8.4	Other Utilities	16
	8.5	Interruption or Curtailment of Utilities	16
	8.6	Telecommunications Providers	17
	8.7	Landlord Services	17

9.	MAINTENANCE AND REPAIRS		17

	9.1	Maintenance and Repairs by Tenant	17
	9.2	Maintenance and Repairs by Landlord	17
	9.3	Accidents to Sanitary and Other Systems	18
	9.4	Floor Load-Heavy Equipment	18

10.	ALTERATIONS AND IMPROVEMENTS BY TENANT		18

	10.1	Landlord’s Consent Required	18
	10.2	After-Hours	19
	10.3	Harmonious Relations	19
	10.4	Liens	19
	10.5	General Requirements	19

11.	SIGNAGE		20

	11.1	Restrictions	20
	11.2	Building Directory	20

12.	ASSIGNMENT, MORTGAGING AND SUBLETTING		20

	12.1	Landlord’s Consent Required	20
	12.2	Landlord’s Recapture Right	21
	12.3	Standard of Consent to Transfer	21
	12.4	Listing Confers no Rights	22
	12.5	Profits In Connection with Transfers	22
	12.6	Prohibited Transfers	22
	12.7	Permitted Transfers	22

13.	INSURANCE; INDEMNIFICATION; EXCULPATION		22

	13.1	Tenant’s Insurance	22
	13.2	Indemnification	23
	13.3	Property of Tenant	24
	13.4	Limitation of Landlord’s Liability for Damage or Injury	24
	13.5	Waiver of Subrogation; Mutual Release	24
	13 6	Tenant’s Acts—Effect on Insurance	25

14.	CASUALTY; TAKING		25

	14.1	Damage	25
	14 2	Termination Rights	26
	14.3	Taking for Temporary Use	26
	14.4	Disposition of Awards	27

15.	ESTOPPEL CERTIFICATE		27

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16.	HAZARDOUS MATERIALS		27

	16.1	Prohibition	27
	16.2	Environmental Laws	27
	16.3	Hazardous Material Defined	28

17.	RULES AND REGULATIONS		28

	17.1	Rules and Regulations	28
	17.2	Energy Conservation	28
	17.3	Recycling	28

18.	LEGAL REQUIREMENTS		29

19.	DEFAULT		29

	19.1	Events of Default	29
	19.2	Remedies	30
	19.3	Damages - Termination	31
	19.4	Landlord’s Self-Help; Fees and Expenses	32
	19.5	Waiver of Redemption, Statutory Notice and Grace Periods	32
	19.6	Landlord’s Remedies Not Exclusive	32
	19.7	No Waiver	33
	19.8	Restrictions on Tenant’s Rights	33
	19.9	Landlord Default	33

20.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		33

	20.1	Surrender	33
	20.2	Abandoned Property	34
	20.3	Holdover	34

21.	MORTGAGEE RIGHTS		34

	21.1	Subordination	34
	21.2	Notices	35
	21.3	Mortgagee Consent	35
	21.4	Mortgagee Liability	35

22.	QUIET ENJOYMENT		35

23.	NOTICES		35

24.	MISCELLANEOUS		36

	24.1	Separability	36
	24.2	Captions	36
	24.3	Broker	36
	24.4	Entire Agreement	37
	24.5	Governing Law	37
	24.6	Representation of Authority	37
	24.7	Expenses Incurred by Landlord Upon Tenant Requests	37
	24.8	Survival	37
	24.9	Limitation of Liability	37
	24.10	Binding Effect	37
	24.11	Landlord Obligations upon Transfer	38
	24.12	No Grant of Interest	38

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THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

This Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to that certain Master Lease Agreement dated as of December 1, 2008 by and between MIT One Broadway Fee Owner LLC, as landlord, and Landlord, as tenant (as it may be amended from time to time, the “Master Lease”), a redacted copy of which has been delivered to Tenant. Tenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Master Lease.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Term.

(a) Provided (i) Tenant, an Affiliate (hereinafter defined) is/are then occupying one hundred percent (100%) of the Premises; and (ii) no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of two (2) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is nine (9) months prior to the expiration of the then-current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, or (ii) the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of office space in the East Cambridge/ Kendall Square area of equivalent quality, size, utility and location, with the length of the Extension Term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

1.3 No Recording. Tenant shall not record this Lease or any portion hereof, a memorandum of this Lease and/or a notice of this Lease.

1.4 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common lobbies, loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways necessary for access to the Building, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (iv) other areas designated by Landlord from time to time for the common use of tenants of the Building; and no other appurtenant rights or easements.

(b) Parking. During the Term, commencing on the Term Commencement Date, Landlord shall, subject to the terms hereof, make available three (3) parking spaces for Tenant’s use in the parking garage/parking areas serving the Building. The number of parking spaces in the parking garage/areas allocated to Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to an Affiliate or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Throughout the Term, Tenant shall pay Landlord (or at Landlord’s election, directly to the parking operator) for all of the Parking Spaces at the then-current prevailing rate, as such rate may vary from time to time. As of the Execution Date, the monthly charge for parking is Two Hundred Twenty-Five Dollars ($225.00) per Parking Space per month. If, for any reason, Tenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after written notice thereof, Tenant shall have no further right to the Parking Spaces for which Tenant failed to pay the charge under this Section 1.4(b) and Landlord may allocate such Parking Spaces for use by others free and clear of Tenant’s rights under this Section 1.4(b). Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking garage/areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Spaces, to institute a valet or attendant-managed parking system). Notwithstanding anything to the contrary contained herein, in connection with the exercise of Landlord’s rights pursuant to Section 2.2 below, or in connection with the development or redevelopment of other property owned or controlled by Landlord, Landlord shall have the right to relocate the Parking Spaces from time to time (provided, however, that any such relocation(s) shall not exceed two (2) years in the aggregate) to other property owned or controlled by Landlord or its affiliates, so long as such other property is within 500 feet of the Land. Landlord hereby agrees that the number of Parking Spaces relocated pursuant to the previous sentence shall not exceed Tenant’s Parking Share of the total number of parking spaces relocated (for purposes of this Section 1.4(b), “Tenant’s Parking Share” shall mean a fraction, the numerator of which is the number of Parking Spaces allocated to Tenant pursuant to this Section 1.4(b) and the denominator of which is the total number of parking spaces in the garage/surface lots serving the Building on the Execution Date). Subject to Landlord’s determination, in its sole discretion, that additional spaces are available for use on a month-to-month basis, Tenant shall have the right, upon at least thirty (30) days’ prior written notice, to use additional parking spaces on a revocable month-to-month basis on the terms and conditions of this Section 1.4(b).

1.5 Tenant’s Access. From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease and matters of record.

1.6 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4(a) above.

2. RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building and the parking areas serving the Building (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property. Landlord may at any time or from time to time construct additional improvements in all or any part of the Property (hereinafter defined), including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the common areas thereof, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4 Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, employees and contractors, to have free and unrestricted access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); and (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday - Friday 8 A.M. - 8 P.M., Saturday 8 A.M. - 3 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, prospective tenants. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof.

2.6 Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3. CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Subject to Landlord’s obligation to perform Landlord’s Work (hereinafter defined), Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2 Landlord’s Work. Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control (collectively “Landlord’s Force Majeure”) and subject to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work (a “Tenant Delay”), Landlord, at Landlord’s sole cost and expense, shall use reasonable speed and diligence in the construction of the work (“Landlord’s Work”) more particularly described in Exhibit 3 attached hereto so as to have Landlord’s Work Substantially Complete on or before the Target Delivery Date. Landlord’s Work shall include, without limitation, the following: (i) demolition of the existing partition to combine two (2) existing offices into one (1) new conference room, (ii) relocation of existing light fixtures to accommodate the new conference room/office layout, and (iii) relocation of existing HVAC diffusers to accommodate the new conference room/office layout. For purposes hereof, Landlord’s Work shall be deemed “Substantially Complete” when Landlord’s Work is entirely completed, except for minor punch list items, the completion of which shall not materially interfere with Tenant’s use of the Premises. Tenant shall pay for any costs of Landlord’s Work attributable to changes orders requested by Tenant. Tenant shall reimburse Landlord for such excess costs, if any, as Additional Rent, within thirty (30) days after demand therefor. In addition, Landlord shall, at Landlord’s cost, prior to the Term Commencement Date, recarpet the Premises and touch up the paint in the Premises, where necessary, using Building standard materials and colors selected by Tenant. Landlord shall use reasonable speed and diligence to have the Premises ready for Tenant’s occupancy on or before the Target Delivery Date. The failure to have the Premises Substantially Complete on or before the Target Delivery Date shall in no way affect the validity of the Lease or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term of the Lease. If Landlord’s Work is not Substantially Complete on or before the Target Delivery Date, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof. Notwithstanding the foregoing, in the event that Landlord’s Work is not Substantially Complete by the Target Delivery Date, and Tenant notifies Landlord that it desires to take occupancy of the Premises prior to such completion, then Landlord and Tenant shall cooperate with one another to the extent practicable to permit Tenant to take occupancy of the Premises on the Target Delivery Date and to coordinate the Substantial Completion of Landlord’s Work while Tenant is in occupancy of the Premises.

3.3 Punchlist Items. Promptly following delivery of the Premises to Tenant with Landlord’s Work Substantially Complete, Landlord and Tenant shall inspect the Premises and mutually prepare a list (the “Punchlist”) of outstanding items which need to be performed to complete Landlord’s Work (the “Punchlist Items”). Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist.

3.4 Tenant’s Work. For purposes hereof, “Tenant’s Work” shall mean the work necessary to prepare the Premises for Tenant’s occupancy and business operations, including without limitation, the installation of all furniture, wiring, cabling and fixtures. Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 10). Tenant shall be responsible for obtaining a certificate of occupancy for the Premises when Tenant’s Work has been completed, to the extent Tenant’s Work requires a new certificate of occupancy. Landlord and Tenant acknowledge and agree that Tenant’s Work and Landlord’s Work may be performed concurrently. Tenant shall take necessary reasonable measures to ensure that Tenant’s contractors cooperate in all commercially reasonable ways with Landlord’s contractors to avoid any delay in either Landlord’s Work or Tenant’s Work or any conflict with the performance of either Landlord’s Work or Tenant’s Work, Tenant acknowledging, however, that in the case of conflict, the performance of Landlord’s Work shall have priority.

4. USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination office and retail building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect, or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office and retail facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage, trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or bum garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of the Building, the Property, Landlord, or any of Landlord’s affiliates or subsidiaries or any photograph, film, drawing, or other depiction or representation of the Building and/or the Property or any part thereof, which contains signage or distinctive architectural characteristics that cause the scene photographed, filmed, drawn, depicted, or represented to be identifiable as being the Building and/or the Property, in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Tenant’s Work and/or Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

5. RENT; ADDITIONAL RENT

5.1 Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Term Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Building Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management of the Building or allocated to the Building, including without limitation any costs for utilities supplied to the Common Areas of the Building, and any costs for repair and replacements, cleaning and maintenance of the Common Areas of the Building, related equipment, facilities and appurtenances and HVAC equipment. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. Building Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) “Property Operating Costs” shall mean all costs incurred and expenditures of whatever nature made in the operation, management, repair, replacement, maintenance and insurance of the Building and the parking areas serving the Building (collectively, the “Property”), including without limitation a management fee paid to Landlord’s property manager, the costs of Landlord’s management office for the Property, the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. To the extent that a cost included in Property Operating Costs is also allocable to property other than the Property, such cost shall be equitably allocated to each parcel of property which benefits from such cost. Property Operating Costs shall not include Excluded Costs.

(c) “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) subject to Subsection 5.2(i) below, such portion of expenditures as are not properly chargeable against income; (vi) the costs of contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; and (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants.

(d) “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(e) “Annual Charge Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life (hereinafter defined), of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, where the initial principal balance is the cost of the capital item in question.

(f) “Useful Life” shall be reasonably determined by Landlord in accordance with sound accounting principles and practices consistently applied. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building Operating Costs and/or Property Operating Costs including, without limitation, energy related costs, and that such annual projected savings will exceed the Annual Charge Off of Capital Expenditures computed as aforesaid, then and in such event, the Annual Charge Off shall be determined based upon a Useful Life which would cause the principal and interest payments in a full repayment of the Capital Loan in question to equal the amount of projected savings of such Useful Life.

(g) Payment of Operating Costs. If, with respect to any fiscal year in which occurs any part of the Term (an “Operating Year”) during the Term after the Operating Costs Base Year, Building Operating Costs exceeds the Building Operating Costs for the Operating Costs Base Year, then Tenant shall pay to Landlord, as additional rent, Tenant’s Building Share of such excess (the “Building Operating Costs Excess”). If, with respect to any Operating Year during the Term after the Operating Costs Base Year, Property Operating Costs exceeds the Property Operating Costs for the Operating Costs Base Year, then Tenant shall pay to Landlord, as additional rent, Tenant’s Property Share of such excess (the “Property Operating Costs Excess” and together with Building Operating Costs Excess, the “Operating Costs Excess”). Landlord shall make a good faith estimate of the Operating Costs Excess for any Operating Year or part thereof during the term, and Tenant shall pay to Landlord, on the first (1st) day of each subsequent calendar month, an amount equal to Tenant’s Building Share of the Building Operating Costs Excess and Tenant’s Property Share of the Property Operating Costs Excess (collectively, “Tenant’s Share of the Operating Costs Excess”) for such Operating Year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of the Operating Costs Excess and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of the Operating Costs Excess shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of the Operating Costs Excess as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when the actual Operating Costs Excess is available for each Operating Year.

(h) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each Operating Year, deliver to Tenant a reasonably detailed statement of the actual amount of Building Operating Costs and Property Operating Costs for such Operating Year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any Operating Year is greater than Tenant’s Share of the Operating Costs Excess actually incurred for such Operating Year, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of the Operating Costs Excess actually incurred for such Operating Year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of the Operating Costs Excess for the next Operating Year shall be based upon the Operating Costs Excess actually incurred for the prior Operating Year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Building Operating Costs and/or Property Operating Costs. The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

(i) Capital Expenditures. If, during the Term, Landlord shall replace any capital items or make any capital expenditures (collectively, “Capital Expenditures”) the total amount of which (net of any warranty claims) is not properly includable in Building Operating Costs and/or Property Operating Costs for the Operating Year in which they were made, in accordance with sound accounting principles and practices consistently applied in effect at the time of such replacement, there shall nevertheless be included in such Building Operating Costs and/or Property Operating Costs (and in Building Operating Costs and/or Property Operating Costs for each succeeding Operating Year) the amount, if any, by which the Annual Charge Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge Off of the Capital Expenditure for the item being replaced. If a new capital item is acquired which does not replace another capital item, and such new capital item being acquired is either (i) required by any Legal Requirements enacted after the Execution Date or (ii) reasonably projected to reduce Building Operating Costs and/or Property Operating Costs, then there shall be included in Building Operating Costs and/or Property Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge Off of such capital expenditure.

(j) Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of an Operating Year, Tenant shall be liable for only that portion of the Building Operating Costs and Property Operating Costs with respect to such Operating Year within the Term.

(k) Gross-Up. If, during any Operating Year, less than all of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was fully occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such Operating Year.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Property, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property (provided that to the extent the Property is not a separate tax parcel, such amounts shall be allocated among the buildings located on the tax parcel of which the Property is a part and shall be based on the assessor’s records or, if the records do not provide a separate allocation, based on square footage of the buildings in question unless Landlord reasonably determines that such allocation should be made on another basis); charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Property, including without limitation community preservation assessments; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Property or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Property, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Property were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. If, with respect to any Tax Period during the Term after the Tax Base Year, the aggregate amount of Taxes exceeds the Taxes for the Tax Base Year, Tenant shall pay to Landlord, as additional rent, Tenant’s Property Share of such excess (the “Tax Excess”). Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Property Share of the Tax Excess for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Property Share of the Tax Excess and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Property Share of the Tax Excess shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Property Share of the Tax Excess as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Property Share of the Tax Excess actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Property Share of the Tax Excess actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon the actual Tax Excess attributable to the Property for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the excess of the portion of such PILOT attributable to the Premises over the Tax Base Year in the same manner as provided above for the payment of Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e) Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eighteen percent (18%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b) Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to Five Hundred and NO/100 Dollars ($500.00) for each such late payment.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f) If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent on account of Operating Costs and Taxes quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES. INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. SECURITY DEPOSIT/ LETTER OF CREDIT

6.1 Amount.

Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord either (i) cash in an amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 4; (b) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later. In the event that the Extension Term Base Rent during any Extension Term is greater than Base Rent during the previous term, the face amount of the Letter of Credit shall be proportionately increased.

6.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 6.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

6.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 6.5 below.

6.4 Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

6.5 Security Deposit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the Security Deposit to Tenant. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

6.6 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within ninety (90) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

7. SECURITY INTEREST IN TENANT’S PROPERTY. In addition to any statutory landlord’s lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a first priority security interest in Tenant’s Property (for purposes of this Section 7, “Tenant’s Collateral”), and Tenant’s Collateral shall not be removed from the Premises without the prior written consent of Landlord until all obligations of Tenant have been fully performed. Landlord is hereby authorized, and granted a power of attorney to file UCC-1 financing statements or any other instrument, at any time during the term of this Lease, necessary or appropriate to perfect Landlord’s security interest under this Section 8, which power is coupled with an interest and is irrevocable during the Term. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five (5) days’ prior written notice thereof shall be reasonable notice of the act or event.

8. UTILITIES, HVAC; WASTE REMOVAL

8.1 Electricity. Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity (at the rate charged to Landlord, if applicable, without mark-up) furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Alternatively, Landlord may elect, at Tenant’s request and at Tenant’s sole cost and expense, to furnish and install in a location approved by Landlord in or near the Premises any necessary metering equipment reasonably acceptable to Landlord and the supplier thereof to be used to measure electricity furnished to the Premises and any equipment exclusively serving the same. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair any such metering equipment. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord’s election.

8.2 Water. The costs of sewer and water for bathrooms and employee kitchens within the Premises are included in Building Operating Costs. At Tenant’s request, Landlord shall provide to Tenant a reasonable amount of condenser water required by any supplemental HVAC system installed by Tenant, and Tenant shall pay for such condenser water at Building standard rates, within thirty (30) days after demand therefor from time to time (but no more often than monthly).

8.3 Heat, Ventilating and Air Conditioning. Landlord shall provide to the Premises during normal business hours (as set forth in Section 2.4 above) (a) heat during the normal heating season, and (b) air conditioning during the normal cooling season. Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems. Landlord shall use reasonable efforts, upon no less than one (1) business day’s advance written notice from Tenant, to furnish, at Tenant’s sole cost and expense, additional heat or air conditioning services to the Premises on days and at times other than as above provided at Landlord’s standard rates from time to time (which rate, as of the Execution Date, is $65.00 per hour).

8.4 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

8.5 Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

8.6 Telecommunications Providers. Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than Verizon (collectively, the “Approved Providers”). If Landlord permits such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access. Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the Approved Providers shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the common areas of the Property.

8.7 Landlord Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof (“Landlord’s Services”).

9. MAINTENANCE AND REPAIRS

9.1 Maintenance and Repairs by Tenant. Tenant shall keep all and singular the Premises neat and clean and free of insects, rodents, vermin and other pests and, subject to Section 8.7 above, Trash, and in such good repair, order and condition as the same are in on the Term Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by insured Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all equipment and appliances installed and/or operated by Tenant and/or exclusively serving the Premises.

9.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 14, and subject to Tenant’s obligations in Section 9.1 above, Landlord shall keep and maintain the roof, Building structure, structural floor slabs, columns and the equipment installed by Landlord (including, without limitation, all base building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems) in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as other first-class combination office and retail facilities in the East Cambridge/ Kendall Square area.

9.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 14, and subject to Tenant’s obligations in Section 9.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 13.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

9.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10. ALTERATIONS AND IMPROVEMENTS BY TENANT

10.1 Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (including, without limitation, Tenant’s Work) (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications, a time schedule therefor and the items listed in Exhibit 5 attached hereto and made a part hereof. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve

Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations.

10.2 After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord will need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After- Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Property, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

10.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

10.4 Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

10.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises and provide copies thereof to Landlord; (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations. Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 13 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit binders evidencing such coverage to Landlord prior to the commencement of any such Alterations.

11. SIGNAGE

11.1 Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building. Landlord may provide Tenant with building standard blinds for each window within the Premises and Tenant shall install the same at Tenant’s sole cost and expense. Tenant may not remove the building standard blinds without Landlord’s prior written consent. Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

11.2 Building Directory. Landlord shall list Tenant within the directory in the Building lobby at Landlord’s sole cost and expense. Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall add the names of any approved subtenants or licensees occupying any portion of the Premises at Tenant’s sole cost and expense.

12. ASSIGNMENT, MORTGAGING AND SUBLETTING

12.1 Landlord’s Consent Required. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, mortgage, license, transfer or encumber this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 12, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

12.2 Landlord’s Recapture Right

(a) Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer to any entity other than an Affiliate for all or substantially all of the then - remaining Term, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

(b) If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 15-business day period specified in Section 12.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 12.2(a) above

(c) Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

12.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 12, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer at fair market rent and otherwise on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination office and retail building; and (c) the intended use of such entity does not violate any exclusive or restrictive use provisions of any leases then in effect with respect to space in the Property.

12.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

12.5 Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting Tenant’s reasonable out-of-pocket costs and expenses incurred in connection with such Transfer, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

12.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other premises in the Property; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the six (6) months immediately preceding such proposed Transfer.

12.7 Permitted Transfers. Notwithstanding the foregoing provisions of this Section 12, Tenant shall have the right to make a Transfer without Landlord’s consent, but with prior written notice to Landlord, to an Affiliate (hereinafter defined). For the purposes hereof, an “Affiliate” shall be defined as any entity (A) that has the financial wherewithal to meet its obligations under the Transfer instrument; and (B) which is controlled by, is under common control with, or which controls Tenant. As used herein, “control” means direct or, either together with others acting as a group or otherwise, indirect ownership or possession of the right or power, by vote of stockholders or directors, or by contract, agreement or other arrangements, or otherwise, to direct, determine, prevent or otherwise dictate managerial, operational or other actions or activities of any such person, firm or corporation. Promptly following any Transfer to an Affiliate, Tenant shall deliver to Landlord a copy of the documentation evidencing such Transfer and an agreement by the Affiliate, assuming and agreeing to perform, fulfill and observe Tenant’s obligations, covenants and agreements set forth herein.

13. INSURANCE; INDEMNIFICATION; EXCULPATION

13.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($ 1,000,000), and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Three Million Dollars ($3,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost (but not to exceed One Hundred Thousand Dollars ($100,000)) insuring (i) all items or components of Tenant’s Work and Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”). Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period in an amount not to exceed One Hundred Thousand Dollars ($100,000).

(d) The insurance required pursuant to Sections 13.1(a), (b), and (c) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents. No deductible carried by Tenant with respect to any of the policies required under this Section 13.1 shall exceed $25,000.

13.2 Indemnification. Except to the extent caused by the gross negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

13.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 13.5 hereof, to the extent such damage or loss is due to the gross negligence or willful misconduct of any of the Landlord Parties.

13.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the gross negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute gross negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; or shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

13.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (other than rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

13.6 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

14. CASUALTY; TAKING

14.1 Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 14.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed on the Term Commencement Date, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Building Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 14.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

14.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken;

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b) Tenant’s Termination Right. If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 14.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 14.2(b) and in Section 14.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

14.3 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

14.4 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

15. ESTOPPEL CERTIFICATE. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like. If Tenant shall fail to execute and deliver to Landlord any such statement within such ten-day period, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact in its name and behalf to execute such statement, such appointment being coupled with an interest.

16. HAZARDOUS MATERIALS

16.1 Prohibition. Except for de minimis quantities of standard office supplies and cleaning materials stored in compliance with Environmental Laws (hereinafter defined) and in proper containers, Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (i) any inflammable, combustible or explosive fluid, material, chemical or substance; or (ii) any Hazardous Material (hereinafter defined). Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 16.1 at Tenant’s sole cost and expense.

16.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and

Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

16.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17. RULES AND REGULATIONS.

17.1 Rules and Regulations. Tenant will faithfully observe and comply with all rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”’). The current version of the Rules and Regulations is attached hereto as Exhibit 7. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

17.2 Energy Conservation. Notwithstanding anything to the contrary contained herein, Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”’), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparably aged, first-class combination office and retail buildings in the East Cambridge/ Kendall Square area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

17.3 Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

18. LEGAL REQUIREMENTS

Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Tenant’s Work or Alterations made by or on behalf of Tenant to, the Premises. Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building. If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord. Nothing contained in this Section 18.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the Building as a combination office and retail building, and the costs so incurred by Landlord shall be included in Building Operating Costs in accordance with the provisions of Section 5.2.

19. DEFAULT

19.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 19.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b) If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

(c) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d) If Tenant shall fail to maintain any insurance required hereunder;

(e) If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 6 above;

(f) If Tenant causes or suffers any release of Hazardous Materials in, on or near the Property;

(g) If Tenant shall make a Transfer in violation of the provisions of Section 12 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 12 hereof;

(h) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(i) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(j) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(k) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(1) any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(m) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(n) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(o) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Wherever “Tenant “ is used in subsections (i), (j), (k), (1), (n) or (o) of this Section 19.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease, including Guarantor.

19.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

19.3 Damages - Termination.

(a) Upon the termination of this Lease under the provisions of this Section 19, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 19.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 19.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 19.2(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of the Operating Costs Excess and Tenant’s Property Share of the Tax Excess, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e) In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 19.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 19.3 up to the time of payment of such liquidated damages.

19.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 9.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

19.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

19.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

19.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

19.8 Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

19.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

20. SURRENDER; ABANDONED PROPERTY; HOLD-OVER

20.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property and, to the extent specified by Landlord, Alterations made by Tenant, and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 20.1(a) shall survive the expiration or earlier termination of this Lease.

(b) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(c) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

20.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 19 hereof or pursuant to law, and to any arrears of Rent.

20.3 Holdover. If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 200% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21. MORTGAGEE RIGHTS

21.1 Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”) including without limitation the Master Lease, or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 21.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor.

21.2 Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

21.3 Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

21.4 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

22. QUIET ENJOYMENT. Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

23. NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	MIT One Broadway LLC
c/o Massachusetts Institute of Technology 238 Main Street, Suite 200 Cambridge, MA 02142
Attention: Steven C. Marsh

With copies to:	Goulston & Storrs 400 Atlantic Avenue Boston, MA 02110 Attention: Daniel D. Sullivan, Esquire

and:	Colliers Meredith & Grew 12 Emily Street Cambridge, MA 02139 Attention: Kristina Descoteaux

if to Tenant:	Zafgen, Inc. 1 Cambridge Center, Suite 702 Cambridge, MA 02142 Attention: Matthias Jaffe

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

24. MISCELLANEOUS

24.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

24.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

24.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Colliers International ( “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

24.4 Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-7 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

24.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

24.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

24.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket costs and expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations (including without limitation Tenant’s Work) to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Lease.

24.8 Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

24.9 Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 24.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

24.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 12 hereof shall operate to vest any rights in any successor or assignee of Tenant.

24.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

24.12 No Grant of Interest. Tenant shall not grant any interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part with Landlord’s Contribution without the consent of Landlord.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

MIT ONE BROADWAY LLC, a Massachusetts limited liability company

By:	Massachusetts Institute of Technology, its manager

By:	MIT Investment Management Company, its authorized agent

By:	/s/ Seth D. Alexander
Seth D. Alexander, President

TENANT

ZAFGEN, INC.

By:	/s/ Matthias Jaffe
Name: Matthias Jaffe Title: CFO

EXHIBIT 1

LEASE PLAN

EXHIBIT 1, PAGE 1

EXHIBIT 2

LEGAL DESCRIPTION

PARCEL ONE

That certain parcel of land in Cambridge, Middlesex County, Massachusetts with the buildings thereon, bounded and described as follows:

NORTHWESTERLY	by Third Street, 183.22 feet;

NORTHWESTERLY, WESTERLY and SOUTHWESTERLY	by a curved line forming the intersection of Third Street and Broadway, 23.6 feet;

SOUTHWESTERLY SOUTHERLY EASTERLY SOUTHEASTERLY	by Broadway, 274.06 feet; by Main Street, 187.03 feet; by land formerly of Eugene R. Luke, 224.71 feet; and by Broad Canal, 377.82 feet.

The Parcel is shown on a plan entitled “Broadway and Third Street Cambridge Mass. Mass Wharf Fuel Oil Terminal Property Lie and Topographic Survey” dated November 24, 1965 and filed with the Middlesex South District Registry of Deeds as Plan No. 3 of 1966 at the End of Book 11021 and containing, according to the plan, 97,652 square feet.

PARCEL TWO

The parcel of land in the City of Cambridge, Middlesex County, Massachusetts, shown as Parcel I on a plan entitled “Cambridge Redevelopment Authority, Broad Canal Project Area, Subdivision Plan of Land, Parcels I and II” by Fay, Spofford & Thorndike, Inc., Engineers, dated April 1971 and filed as Plan No. 966 of 1972 in Book 12268, Page 606, and bounded and described as follows:

Beginning at a point on the easterly sideline of Third Street, said point being 183.22 feet N 29°37’59” E of the northerly end of a curved line forming the easterly junction of Broadway and Third Street, and said point being the intersection of the easterly sideline of Third Street and the northerly boundary of land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises;

Thence, running N°29 37’59” E along the easterly sideline of Third Street, 52.37 feet to a point;

Thence, turning and running S 72°29’51” E by Parcel II, 365.41 feet to a point;

Thence, turning and running S 15°50’38” W by Broad Canal, 46.32 feet to a point;

EXHIBIT 2, PAGE 1

Thence, turning and running N 74°09’02” W by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 153.99 feet to a point;

Thence, turning and running N 73°02’45” W again by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 47.29 feet to a point;

Thence, turning and running N 72°29’51” W again by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 176.54 feet to the point of beginning.

Containing 18,606 square feet, more or less, according to the aforementioned plan.

Said Second Parcel is conveyed subject to the covenants, agreements, and easements contained or referred to in the 1972 Deed, to the extent still in force and effect.

For Grantor’s title to the above Parcels, see that certain Quitclaim Deed of Raytheon Engineers & Constructors International, Inc. (“International”) to the Massachusetts Institute of Technology, dated December 18, 1998, recorded with said Deeds in Book 29546, at Page 71, and filed with said Registry District as Document No. 1090310.

EXHIBIT 2, PAGE 2

EXHIBIT 3

PLAN OF LANDLORD’S WORK

EXHIBIT 3, PAGE 1

EXHIBIT 4

INTENTIONALLY OMITTED

EXHIBIT 4, PAGE 1

EXHIBIT 5

ALTERATIONS CHECKLIST

Scope letter describing project, design/construction team, and appropriate vendors.

Insurance certificate(s) for Contractors.

Construction Documents (CDs) - Plans and Specifications - stamped by licensed AIA.

Code Review by licensed code engineer incorporated in CDs and/or by stamped letter.

Code specific - accessibility.

Code specific - egress paths/exits (numbers, locations, distance).

Code specific - fire protection, sprinkler distribution, horns/strobes/signage locations.

Landlord Approved architect, MEPFP engineer, code engineer, structural engineer.

Building permit application.

Signatures by Architect, Licensed Construction Supervisor.

Cost Affidavit with backup estimate from contractor.

Architect Affidavit.

MEP Affidavit.

FP Affidavit.

Structural Affidavit.

Construction Cost Affidavit.

Low Voltage Wiring Within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician)

Ethernet wiring within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license (to the extent legally required)

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician) to the extent legally required

EXHIBIT 5, PAGE 1

EXHIBIT 6

LANDLORD’S SERVICES

1.	Landlord shall provide cleaning of the Premises and the Common Areas in a manner substantially comparable to other first-class combination office and retail facilities in the East Cambridge/ Kendall Square area.

2.	Extermination of all public and tenanted areas of the Building as reasonably necessary.

3.	Trash removal. Such trash removal shall not include removal of excessive trash generated when an occupant moves in or out of the Building, when equipment is discarded, when files are purged, or construction related trash and debris.

4.	Snow and ice removal from the sidewalks and driveways appurtenant to the Building as reasonably necessary for the normal operation of the Building.

5.	Security for the Building as reasonably determined by Landlord.

6.	Subject to Landlord’s Force Majeure, Landlord shall make available 6 watts of electricity per usable square foot of the Premises.

EXHIBIT 6, PAGE 1

EXHIBIT 7

RULES AND REGULATIONS

1.	Tenants and their employees, shall not in any way obstruct the sidewalks, halls, stairways, or elevators of the Building, and shall use the same only as a means of passage to and from their respective offices. Tenants will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, refuse, or anything whatever. At no time shall tenants permit their employees to loiter in Common Areas or elsewhere in and about the Building or the Land.

2.	No signs, advertisements or notices shall be inscribed, painted or affixed where they can be seen from the outside the leased premises without prior written consent of Building management. Management reserves the right to prohibit the posting of any sign which it finds objectionable and to remove any which has already been placed, at the tenant’s expense.

3.	All contractors, contractor’s representatives, and installation technicians performing work in the Building shall be subject to Landlord’s prior approval which shall not be unreasonably withheld or delayed and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, as the same may be revised from time to time. Tenants shall be solely responsible for complying with all applicable laws, codes and ordinances pursuant to which said work shall be performed.

4.	All electric and telephone wiring shall be installed as directed by Landlord. No boring or cutting for wires shall be executed and no new pipes or wires shall be introduced without the prior written consent of Landlord.

5.	Tenants shall not install or use any machinery in the demised premises which may cause any noise, jar, or tremor to the floors or walls, or which by its weight might damage the floors of the Building.

6.	Tenants shall not bring in or take out, position construct, install or move any safe, or business machine or other heavy equipment weighing over 100 pounds without the prior written consent of Landlord.

7.	All furniture, safes, equipment and freight shall be moved into and out of the Building only at certain hours approved by and under the supervision of Landlord and according to these rules and regulations. All damage to the Building caused by installing or removing any safe, furniture; equipment or other property shall be repaired at the expense of the Tenant. Landlord will not be responsible for loss or damage to any furniture, equipment or freight from any cause.

8.	Corridor doors, when not in use, shall be kept closed.

9.	Tenant, Tenant’s agents and employees shall not: play any musical instruments, other than radio and television; make or permit any improper noises in the Building; interfere with other lessees or those having business with them.

EXHIBIT 7, PAGE 1

10.	No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises.

11.	The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

12.	Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

13.	The directory board in the entrance lobby of the Building is provided for the exclusive display of the name and location of each tenant at the tenant’s expense. Landlord reserves the right to allocate space in the directory and to design style of such identification.

14.	Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

15.	Rooms used in common by tenants shall be subject to such regulations as are posted therein.

16.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Sundays or legal holidays shall be allowed only to persons with a key/card key to the premises or guests accompanied by such persons. At these times, all occupants and their guests must sign in at the concierge when entering and exiting the building. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

17.	Landlord shall have the right to prohibit any advertising by an agent which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising.

18.	No tenant will install blinds, shades, awnings, or other form of inside or outside window covering, or window ventilators or similar devices without the prior consent of Landlord. Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

19.	Tenants shall give Landlord prompt notice of any accidents to or defects in water pipes, gas pipes, electric lights and fixtures, heating apparatus, or any other service equipment.

EXHIBIT 7, PAGE 2

20.	Tenants shall not perform improvements or alterations within the Building or their premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord.

21.	Tenants shall not take any action which would violate Landlord’s labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the right and privileges of any person lawfully in the Building. Tenants shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenants shall have no claim for damages of any nature against Landlord in connection therewith, nor shall the date of the commencement of the Term be extended as a result thereof.

22.	Tenants shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Landlord’s Services, tenants shall bear the cost and expense of such extermination services.

23.	Tenants shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefore in the Building. Tenants shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent. Tenants shall not use more than its proportionate share of telephone lines available to service the Building.

24.	Tenants shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees, and then only if such operation does not violate the lease of any other lessee of the Building.

25.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes. Landlord shall provide bicycle racks in the garage.

26.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto. As of the Execution Date of this Lease, Landlord provides for a main lobby security station which is staffed 24 hours per day, 7 days per week.

EXHIBIT 7, PAGE 3

27.	Tenants shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other lessees in the Building.

28.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenants shall cooperate and use best efforts to prevent the same.

29.	At no time shall Tenants permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Area of the Building, unless such Common Area has been declared a designated smoking area by Landlord.

30.	All deliveries to or from the Premises shall be made only at such times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other lessee of its premises or of any Common Areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

31.	The work of cleaning personnel shall not be hindered by tenants after 5:30 PM, and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenants shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

32.	Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse (collectively, “Trash”) in vermin-proof containers within the interior of the Premises until removed.

EXHIBIT 7, PAGE 4

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of June 20, 2013 by and between MIT ONE BROADWAY LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Landlord”), and ZAFGEN, INC., a Delaware corporation with an address of One Broadway, 8th Floor, Cambridge, MA 02142 (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant executed that certain Lease dated as of July 8, 2011 (the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 3,097 rentable square feet (as more particularly described in the Lease, the “Original Space”) located on the eighth (8th) floor of the building located at One Broadway, Cambridge, MA (the “Building”);

WHEREAS, the term of the Lease is scheduled to expire on July 31, 2013;

WHEREAS, Landlord and Tenant have agreed to relocate the Premises from the Original Space to certain space containing approximately 2,625 rentable square feet on the eighth (8th) floor of the Building (as more particularly shown on the plan attached hereto as Exhibit A, the “New Premises”); and

WHEREAS, subject to the terms hereinafter set forth, Landlord and Tenant wish to extend the term of the Lease for a period of six (6) months commencing on August 1, 2013 and, unless earlier terminated in accordance with the terms of the Lease, expiring on January 31, 2014 (the “Extended Term”).

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2. New Premises Work.

(a)	Subject to delays due to Landlord’s Force Majeure and Tenant Delays, Landlord, at Landlord’s sole cost and expense, shall use reasonable speed and diligence in the construction of the work (the “New Premises Work”) more particularly described in the Final Plans so as to have the New Premises Work Substantially Complete on or before July 29, 2013. The New Premises Work shall include as per the space plan attached hereto as Exhibit B (the “Space Plan”), without limitation, the following: (i) kitchenette (with new stainless steel refrigerator, dishwasher and sink and new upper and lower cabinets and work surface) (Note that Lessee’s coffee makers(s) and water filtration system, if any, shall be relocated from the Original Space to the New Premises in connection with the relocation of Lessee); (ii) server room, (iii) copy room area, (iv) main conference room, (v) new partitions and/or demolition, (vi) mechanical, electrical, lighting, and plumbing work, (vii) new paint, carpet, signage, (viii) wall mounting of cabinets, the same number of white boards as in the Original Space and art work, etc., (ix) new modular furniture as necessary to fit the layout of the New Premises, and (x) architectural/engineering fees.

(b)

In connection with the performance of the New Premises Work, Landlord has prepared, and Tenant has approved, the Space Plan. Landlord shall submit to Tenant for Tenant’s approval (A) a set of design/ development plans (the “Design/ Development Plans”) consistent with the Space Plan, and (B) after approval (or deemed approval) of the Design/Development Plans, a full set of construction drawings (“Final Construction Drawings”). The Final Construction Drawings approved (or deemed approved) by Tenant are referred to herein as the “Final Plans.” Tenant’s approval of the Design/Development Plans (and the Final Construction Drawings, provided that the Final Construction Drawings are consistent with the approved (or deemed approved) Design/Development Plans), shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to respond to any request for approval of the Plans within five (5) business days after receipt thereof; provided, however, that if Tenant fails to respond to any request for approval of the Plans within five (5) business days after receipt thereof, Tenant shall be deemed to have given its approval.

(c)	The New Premises Work shall be deemed “Substantially Complete” on the date that all of the New Premises Work has been completed in accordance with the Final Plans except for Punchlist Items. Promptly following delivery of the New Premises to Tenant with the New Premises Work Substantially Complete, Landlord and Tenant shall meet and confirm the list (the “Punchlist”) of outstanding items which need to be performed to complete the New Premises Work (the “Punchlist Items”) and which shall not materially adversely affect Tenant’s ability to use the Premises for the normal conduct of business. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist.

(d)	Landlord shall keep Tenant reasonably informed regarding the anticipated date of substantial completion of the New Premises Work.

3. Relocation.

(a)	Landlord shall, at Landlord’s expense, relocate Tenant to the New Premises (including without limitation IT/data wiring and relocation of in-place telephone system (including wiring)), which relocation shall occur over a weekend no earlier than, and within ten (10) business days after, Substantial Completion of the New Premises Work (the date on which Landlord substantially completes such relocation, the “New Premises Commencement Date”). Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business during such relocation, particularly as it relates to Tenant’s servers and information technology.

(b)	Immediately upon Landlord’s relocation of Tenant to the New Premises, which is anticipated to occur over the weekend of July 27-28, 2013, Lessee shall surrender the Original Space in vacant, broom clean condition, and otherwise in its current as-is condition.

(c)	From and after the New Premises Commencement Date, all references in the Lease to the Premises shall be deemed to refer to the New Premises.

(d)	Subject to Landlord’s obligation to perform the New Premises Work and deliver the New Premises to Tenant with all building systems and equipment serving the New Premises in good operating order and condition, Tenant acknowledges and agrees that Tenant is leasing the New Premises in their “AS IS,” “WHERE IS” condition and with all faults on the New Premises Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind. Notwithstanding the foregoing, Landlord warrants to Tenant that the New Premises Work will be free from defects. Any portion of the New Premises Work not conforming to the foregoing requirements, including substitutions not properly approved and authorized, may be considered defective. Landlord’s warranty excludes remedy for damage or defect caused by abuse, modifications not made by Landlord, improper or insufficient maintenance (other than by Landlord, where Landlord is required to perform maintenance on the item or system in question), improper operation (other than by Landlord, where Landlord operates the item or system in question), or normal wear and tear. Landlord shall be deemed to have satisfied all of its obligations under Sections 2 and 3 of this First Amendment (including, without limitation, Landlord’s warranty obligations under this Section 3(d)) except to the extent that, on or before the date (the “Warranty Expiration Date”) which is one hundred twenty (120) days after the New Premises Commencement Date, time being of the essence, Tenant gives a reasonably detailed written notice to Landlord. Landlord agrees that it shall, without cost to Tenant, correct any portion of the New Premises Work which is found not to be in accordance with the requirements of the warranties set forth in this Section 3(d), provided that Tenant gives Landlord written notice of such condition promptly after it becomes aware of such condition, and in any event on or before the Warranty Expiration Date.

4. Extension of Term. The Term of the Lease is hereby extended for the Extended Term on all of the terms and conditions of the Lease except to the extent expressly set forth in this First Amendment.

5. Base Rent. During the Extended Term, Tenant shall pay Base Rent, in accordance with Section 4 of the Lease, in the amount of (a) $0.00 with respect to the period commencing on the New Premises Commencement Date through and including the date which is immediately preceding the New Premises Rent Commencement Date (such 2-month period, the “Free Rent Period”), and (b) $9,187.50 per month with respect to the period commencing on the New Premises Rent Commencement Date through and including January 31, 2014, prorated for partial months. For purposes hereof, the “New Premises Rent Commencement Date” shall mean the date which is two (2) months after the New Premises Commencement Date.

6. Operating Costs and Taxes. Tenant shall have no obligation to pay additional rent on account of Operating Costs or Taxes with respect to the Free Rent Period. Commencing on the New Premises Rent Commencement Date, (a) Tenant’s Building Share shall be 0.84%, (b) Tenant’s Property Share shall be 0.84%, and (c) Tenant shall pay additional rent on account of Operating Costs and Taxes in accordance with Section 5 of the Lease.

7. Further Rights to Extend. Provided there is no uncured Event of Default at the commencement of the applicable Additional Term (hereinafter defined), Tenant shall have the option to extend the Term for two (2) additional terms of six (6) months each (each, an “Additional Term”), commencing as of February 1,2014 and August 1,2014, respectively. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is thirty (30) days prior to the expiration of the then-current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have one fewer right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term.

8. Tenant’s Termination Right. Tenant shall have the right, at any time during the Extended Term or any Additional Term, to terminate the Lease upon at least thirty (30) days’ prior written notice to Landlord.

9. Confidentiality. Tenant agrees that, except as provided by law or unless compelled by an order of a court of competent jurisdiction, it shall keep the contents of the Lease and this First Amendment and any information related to the transaction contemplated hereby confidential and shall not disclose such information to any third parties. Notwithstanding the foregoing, Tenant shall have the right to disclose such information to its employees, attorneys, accountants, consultants and investors (provided that Tenant shall instruct in writing the aforesaid parties to maintain the confidentiality of such information and shall obtain each party’s written acknowledgement of such requirement). The provisions of this Section 9 shall survive the expiration or any earlier termination of the Lease.

10. Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this First Amendment other than Colliers International (“Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

11. Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto.

12. Miscellaneous. If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN

MIT ONE BROADWAY LLC AND ZAFGEN, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	MIT ONE BROADWAY LLC

	By:	Massachusetts Institute of Technology, its manager

	By:	MIT Investment Management Company, its authorized agent

	By:	/s/ Seth D. Alexander
Seth D. Alexander, President

TENANT:	ZAFGEN, INC.

	By:	/s/ Patricia L Allen
Name: Patricia L Allen
Title: CFO

EXHIBIT A

PLAN OF NEW PREMISES

One Broadway, 8th Floor Cambridge, MA 02142 +1 (617) 401-3051 zafgen.com

December 20, 2013

MIT One Broadway LLC

c/o Massachusetts Institute of Technology

238 Main Street, Suite 200

Cambridge, MA 02142

Attn: Steven C. Marsh

Re: Zafgen “Extension Notice” for One Broadway

Dear Mr. Marsh:

Pursuant to that certain lease at One Broadway, Cambridge, MA between MIT ONE BROADWAY LLC, a Massachusetts limited liability company (“Landlord”) and ZAFGEN, INC., a Delaware Corporation (“Tenant”) dated as of July 8, 2011, as amended by that certain First Amendment to Lease dated as of June 20, 2013, Tenant is hereby giving Landlord written notice (the “Extension Notice”) extending the term of the lease, as amended, for an additional term of six (6) months commencing as of February 1, 2014 and expiring on July 31, 2014. With the timely giving of this notice, the term shall be deemed extended upon all of the terms and conditions of the lease, as amended.

Thank you,

Patricia L. Allen

Chief Financial Officer

Zafgen, Inc.

cc:	Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110
Attention: Colleen P. Hussey, Esquire

Colliers International New England LLC
336 Main Street
Cambridge, MA 02142
Attention: Kristina Descoteoux